SEVERANCE AGREEMENT

September 9, 2002

Jack P. Adler, Esq.
Executive Vice President, Secretary & General Counsel
AlphaNet Solutions, Inc.
7 Ridgedale Avenue
Cedar Knolls, New Jersey 07927

Dear Jack:

By Unanimous Written Consent dated September 3, 2002, the Board of Directors of AlphaNet Solutions, Inc., a New Jersey corporation (hereinafter, the “Company”), approved the issuance to Jack P. Adler (hereinafter referred to as “you” or “Executive”) of this Severance Agreement, detailing your rights and the Company’s obligations to you in the event of the involuntary termination of your employment with the Company for reasons other than (a) “Cause” (as defined below), (b) “Good Reason” (as defined below), or (c) in connection with a Change in Control (as defined below). In the event your employment with the Company is voluntarily or involuntarily terminated as a result of a “Change-of-Control,” as defined in the Change-of-Control Agreement dated September 3, 2002 by and between the Company and yourself (the “Change-of-Control Agreement”), the Change-of-Control Agreement shall apply and this Severance Agreement shall be null and void.

In consideration of your continued service to the Company, in the event your employment is terminated (a) involuntarily by the Company at any time for reasons other than Cause or (b) by your resignation or other withdrawal from employment with Good Reason (as defined below), the Company shall, subject to your execution of a Severance and Release Agreement in form and substance reasonably satisfactory to the Company, (i) continue to pay your then-current base salary (including your then-current monthly car allowance or equivalent) for a period of one (1) year from the date of termination (the “Salary Continuation Period”); and (ii) pay you immediately on the date of termination a lump sum equal to your earned pro rata performance bonus for the then-current fiscal year. For purposes of this Agreement, your earned pro rata performance bonus will be computed as of the date of termination of employment; provided, however, if such date is within thirty (30) days of the close of a fiscal quarter, your performance bonus will be computed as of the close of such quarter; provided, further, if the date of termination of employment is more than thirty (30) days prior to the close of a fiscal quarter, your performance bonus will be computed as of the close of the immediately preceding fiscal quarter.

The aforementioned salary continuation payments will be made in twenty-six (26) equal biweekly installments in the normal payroll cycle and shall include payment to you of all vacation pay earned and unused as of the date of termination. In addition, during the Salary Continuation Period, the Company shall continue to include you in the Company’s medical, dental, life and disability insurance plans on the same basis as those benefits are provided to active employees.

For and in consideration of the aforementioned salary continuation payments, you agree that, during the Salary Continuation Period, you shall not within the Restricted Territory, as hereinafter defined, directly or indirectly, as an owner, principal, agent, servant, representative or employee, or as a member of a partnership or as an officer, director or stockholder of any corporation or limited liability corporation, or in any manner whatsoever, solicit, service, have contact with or divert any entity which is, or was during the immediate one (1) year period prior the date of termination of your employment with the Company, a customer of the Company; provided, however, nothing contained herein shall prohibit you from being employed by any such entity in a non-revenue-generating capacity following the termination of your employment with the Company. In addition, during the Salary Continuation Period, you agree to comply with all provisions of the Employee’s Invention Assignment, Confidentiality and Non-Compete Agreement executed by and between the Company and yourself on March 11, 1999. The “Restricted Territory” shall mean the geographic area commonly known as the New York-New Jersey-Philadelphia corridor, including the five boroughs of New York City, the entire State of New Jersey, Philadelphia and the County of Montgomery in Pennsylvania.

For purposes of this Agreement, the following terms will have the meanings ascribed to them below:

“Change-of-Control” shall be deemed to have occurred when: (a) there is a dissolution or liquidation of the Company; (b) there is a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings; (c) there is a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) own less than 50% of the shares or other equity interests in the Company; (d) there is a sale of substantially all of the assets of the Company; (e) there is an acquisition, sale or transfer of a majority of the outstanding shares of the Company by tender offer or similar transaction; (f) a new or existing shareholder who may be a member of management or an affiliate obtains unilateral control, directly or indirectly, of the Company or its Board of Directors, whether alone or in concert with others; (g) a new shareholder or group of shareholders not including current management or affiliates obtains unilateral control, directly or indirectly, of the Company or its Board of Directors; (h) there is an involuntary change in the composition, as of the effective date of this Agreement, of more than thirty-three percent (33%) of the Board of Directors of the Company; or (i) any person, entity or combination thereof controls, individually or collectively through ownership, assignment, voting proxy or the like, fifty (50) or more percent of the outstanding voting shares ordinarily having the right to vote for the election of the directors of the Company or the combined voting power thereof.

“Cause” shall mean (i) conviction of, or the pleading of guilty or nolo contendere as to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any substantiated act involving moral turpitude; (iii) gross neglect or misconduct in the performance of Executive’s duties hereunder; (iv) willful failure or refusal to perform such duties as may reasonably be delegated to Executive; or (v) material breach of any provision of this Agreement by Executive; provided, however, that with respect to clauses (iii), (iv) or (v), Executive shall have received written notice from the Company setting forth the alleged act or failure to act constituting “Cause” hereunder, and Executive shall not have cured such act or refusal to act within 10 business days of his/her actual receipt of notice.

“Good Reason” shall mean the occurrence of any of the following: (i) any material demotion in your position with the Company; (ii) any material diminution in your salary, benefits and eligibility for bonus compensation, taken as a whole; (iii) any material and substantive diminution in your duties and responsibilities for the Company (other than your Unavailability as defined below); or (iv) any reassignment of your duties to a principal place of employment located more than thirty (30) miles from your principal place of employment at the date of this letter agreement, provided that Executive has given the Company written notice of the occurrence of (i), (ii), (iii) or (iv) and provided that the Company does not, within thirty (30) days of such written notice, return Executive to Executive’s status before the occurrence.

“Unavailability” shall mean that, as a result of Executive’s incapacity due to a serious health (physical or mental) condition or as a result of Executive’s unavailability for work for reason other than unexcused absence, Executive shall have been absent from Executive’s duties on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days. In calculating said time periods, the Company may include any time that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to a serious health (physical or mental) condition as an absence for purposes of this agreement, even if such time is also deemed and designated to be leave under the federal Family and Medical Leave Act and the New Jersey Family Leave Act, which leave shall run concurrently with any time period under this agreement, other insurance plans, or under applicable state and federal disability programs. Executive further acknowledges and agrees that he is a “key” employee as defined under 29 C.F.R. § 825.217(c) and that his rights, if any, to reinstatement to his position are thereby limited.

This Severance Agreement supersedes all prior understandings, written or oral, by and between the Company and yourself concerning the subject matter hereof.

Please signify your acceptance of and agreement to the foregoing by signing in the space provided below for this purpose.

Very truly yours, RICHARD G. ERICKSON President & CEO (By Authority of the Board of Directors)

ALL OF THE FOREGOING IS
ACCEPTED AND AGREED TO
THIS 9TH OF SEPTEMBER, 2002

JACK P. ADLER
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Jack P. Adler